Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated June 30, 2009, is entered into between Ronald R. Snyder (hereinafter “Snyder”) and Crocs, Inc. (hereinafter the “Company”), hereinafter collectively referred to as the “Parties.”  As used in this Agreement, the “Company” shall include Crocs, Inc. and any of its affiliates, subsidiaries, or divisions.

RECITALS

A.            Snyder resigned from his position as President and Chief Executive Officer of the Company on March 16, 2009, but has remained since such time as a member of the Company’s board of directors and as an employee of the Company to assist with the transition of executive responsibilities;

B.            Snyder resigned as a member of the board of directors of, and all other capacities with,  the Company effective June 30, 2009; and

C.            The Company agrees to accelerate the vesting of certain unvested stock options, unvested restricted stock awards, and unvested deferred bonus amounts held by Snyder in consideration for Snyder entering into this Agreement, including Snyder’s agreement to release the Company from any all claims relating to his service to the Company.

AGREEMENT

In consideration of all mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Snyder and the Company as follows:

1.            Accelerated Vesting.  Effective upon the expiration of the revocation period provided in Section 11 hereof and subject to the condition that this Agreement is not revoked by Snyder pursuant to such section prior to the expiration of such revocation period, the Company agrees to accelerate the vesting of all options to purchase Company common stock and restricted stock awards listed on Exhibit A hereto and to accelerate the vesting of all unvested deferred bonus amounts under the Company’s Amended and Restated 2007 Senior Executive Deferred Compensation Plan (the “2007 Plan”) set forth on Exhibit A.   The Company agrees that all such stock options listed on Exhibit A hereto may be exercised by Snyder until the original expiration date of such options (i.e. 10 years from the original grant date).  All payments to Snyder as a result of the accelerated vesting of deferred compensation under the 2007 Plan shall be made at the time and in the form provided for in Snyder’s deferral agreement under the 2007 Plan.

2.            Option Cancellation. The vested and unvested options to purchase the Company’s common stock listed on Exhibit B hereto shall expire pursuant to their original terms.

3.             Non-Competition and Non-Solicitation Covenants.

(a)          Agreement Not to Compete.  Until December 31, 2010, Snyder will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant or otherwise engage or participate in any Competitive Business.  “Competitive Business” means any person, entity or business operation (other than the Company) that designs, manufactures, markets, distributes, or sells footwear that are the same or similar to the footwear currently designed, manufactured, marketed, distributed or sold by the Company in any geographic location in which the Company is then doing business, or is then actively preparing to do business, or that engages in any other business that is competitive with the current businesses of the Company or with any business or market the Company is actively preparing to enter as of the date hereof.  Ownership (as either a proprietor, principal, investor, or stockholder in this Section 3(a)) by Snyder, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation shall not constitute a breach of this Section 3(a).  The Parties intend and agree that this exception shall be narrowly construed.

(b)           Agreement Not to Hire.  Until December 31, 2010, Snyder will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor,  principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant, or otherwise, hire, engage, or solicit any person who is then an employee of the Company.

(c)           Agreement Not to Solicit.  Until December 31, 2010, Snyder will not, directly or indirectly, in any manner or capacity including without limitation as a principal, agent, partner, officer, director, employee, or consultant, solicit, request, advise, or induce any current or Potential Customer (“Potential Customer” for purposes of this Section 3(c) means any potential customer with whom the Company has been actively engaging in discussions during the 12 month period immediately preceding the date hereof), supplier, vendor or other business contact of the Company to cancel, curtail, or otherwise change its relationship adversely to the Company, or interfere in any manner with the relationship between the Company and any of its customers, suppliers, vendors or other business contacts.

(d)           Non-Disparagement.  Snyder will not, at any time in the future, directly or indirectly, or cause or encourage any other person to, criticize, malign, defame or disparage in any manner or by any means (whether written or oral, express or implied) the Company, the business of the Company, or any aspect of the management, policies, operations, practices, decisions or personnel of the Company.  The Company will ensure that the Company’s senior executive officers and the members of its Board of Directors will not, at any time in the future, directly or indirectly, or cause or encourage any other person to, malign, defame or disparage in any manner or by any means (whether written or oral, express or implied) the reputation, character or image of Snyder.  Notwithstanding the foregoing, nothing in this Agreement will prohibit any person from providing truthful information required by applicable law, regulation or by legal process (including interrogatory, subpoena, civil investigation, demand or similar process), or by order of any court or governmental or regulatory body.

(e)           Acknowledgment.  Snyder hereby acknowledges that the provisions of this Section 3 are reasonable and necessary to protect the Company’s Confidential Information (as defined below), the goodwill of the business of the Company and other legitimate interests of the Company and that any violation of this Section 3 by Snyder will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.

(f)            Blue Pencil Doctrine.  If the duration of, the scope of, or any business activity covered by any provision of this Section 3 is determined by a court of competent jurisdiction to be in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable.  Snyder hereby acknowledges that this Section 3 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

4.              Amounts Owed.  The Company and Snyder represent and warrant to each other that no amount is obligated to be paid to or from the Company except pursuant to this Agreement.  Snyder acknowledges that Snyder has received all wages or other compensation owed to Snyder for Snyder’s services to the Company through the date hereof (subject only to (i) adjustments, if any, that cannot be determined until the end of the pay period and (ii) reimbursement of expenses incurred by Snyder during the course of his work for the Company), that the consideration referenced in Section 1, above, is in addition to any wages or other compensation owed to Snyder.

5.              General Release.

(a)           Snyder Release.  For and in consideration of this Agreement, Snyder, for himself and his respective heirs, successors and assigns, hereby releases and discharges the Company, its successors, assigns, agents, representatives, attorneys, principals, insurers, its past and present directors, officers, shareholders and employees, and any and all other persons, firms or corporations who are or might be liable through the Company, from any right Snyder has as of the date hereof to any relief of any kind arising from any and all claims, actions, causes of action, damages, taxes, demands, costs, loss of service, expenses, wages, or compensation of any kind (hereinafter “Claims”) against the Company, whether such Claims are known or unknown, arising from the beginning of time to the date of this Agreement.  The Claims released by Snyder under this Agreement include, but are not limited to, any and all Claims arising out of or relating to the statements, actions or omissions of the Company; all Claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance or regulation or common law, including, without limitation, Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Colorado Wage Act, the Colorado Anti-Discrimination Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, or any similar state laws or statutes; all Claims for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law; all Claims for compensation of any kind, including, without limitation, salary, bonuses, commissions, wages, stock-based compensation or stock options, vacation pay,

401(k) contributions; all Claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; all Claims relating to taxes imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder; all Claims for attorneys’ fees, costs and interest; and all Claims relating to Snyder’s relationship with the Company (whether that relationship was as a member of the board of directors or as an employee) and/or Snyder’s separation from the Company. Notwithstanding the foregoing, Snyder shall be entitled to assert his rights for indemnification and advancement of expenses from the Company pursuant to the Company’s certificate of incorporation and bylaws and all indemnification agreements entered into between the Company and Snyder, including, without limitation, that certain Indemnification Agreement dated August 10, 2005 between the Company and Snyder, which agreement is hereby ratified and confirmed by the Company and shall remain in full force and effect according to its terms.

(b)           Company Release.  For and in consideration of this Agreement, the Company, for itself and its successors and assigns, hereby releases and discharges Snyder, his heirs, successors and assigns and any and all other persons, firms or corporations who are or might be liable through Snyder, from any right the Company has as of the date hereof to any relief of any kind arising from any and all claims, actions, causes of action, damages, taxes, demands, costs, of any kind (hereinafter “Company Claims”) against Snyder, whether such Company Claims are known or unknown, arising from the beginning of time to the date of this Agreement.  Notwithstanding the foregoing, Company Claims do not include, and the Company does not release or waive, on behalf of itself or its successors and assigns, (i) any right or claim that arises against Snyder from his actions taken after the date of this Agreement, (ii) any claim against Snyder based on intentional misconduct, fraud, breach of fiduciary duty, misappropriation or gross neglect, whether such claim is now known or unknown or arises from actions that occurred before or after the date of this Agreement, , or (iii) any right to relief the Company otherwise has under this Agreement.

6.              Confidential Information. Snyder:  (i) shall forever keep confidential all Confidential Information (as defined below) at any time known to him concerning the Company and/or any of its customers or suppliers, (ii) shall not at any time in the future disclose any Confidential Information to third parties without the Company’s prior written permission, (iii) shall exercise reasonable care to prevent dissemination of Confidential Information to third persons, (iv) shall return to the Company all Company property and any documents, including without limitation, drawings, notebooks, reports, video or audio recordings, that contain Confidential Information and are in Snyder’s possession, and (v) shall not at any time in the future disclose or use Confidential Information in any way that might injure or jeopardize the operations of the Company or any of its customers or suppliers.

“Confidential Information” shall include any information regarding the operations of the Company or any of its customers or suppliers, which information is of a special, unique, or nonpublic nature, including, but not limited to any nonpublic information relating to the business, financial or general affairs of the Company.  Such information shall include, but is not limited to, nonpublic information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, products, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the business.  Confidential Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to Snyder through no action or inaction of Snyder; (iii) is obtained by Snyder from a third party after the date of this Agreement without a breach of such third party’s obligations of confidentiality; (v)  is independently developed by Snyder after the date of this Agreement without use of or reference to Confidential Information, as shown by documents and other competent evidence in Snyder’s possession

7.              Assignment of Claims. Snyder has not assigned any claims or rights released in this Agreement.

8.              Unlawful Conduct.  By entering into this Agreement, neither party admits that it engaged in any unlawful or improper conduct, or that it is legally obligated to the other party in any way except as is specifically addressed herein..

9.              Consideration; Negotiation. The consideration stated herein is contractual and not merely a recital.  The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects.  The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a Party based on whether a particular Party was or was not the primary drafter of this Agreement.

10.            Binding Effect. This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by both Parties, except for Snyder’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.

11.           ADEA. Snyder acknowledges that:

(a)          By executing this Agreement, Snyder waives all rights or claims, if any, that Snyder may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

(b)          That this Agreement has been written in a manner calculated to be understood by Snyder, and is in fact understood by Snyder;

(c)          That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Snyder may have against the Company arising under the ADEA;

(d)          That Snyder is not waiving rights and claims that Snyder may have under the ADEA against the Company that may arise after the date on which this Agreement is executed;

(e)          That Snyder is waiving rights and claims that Snyder may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Snyder is already entitled;

(f)           That Snyder is advised and has had the opportunity to consult with an attorney of Snyder’s choice prior to executing this Agreement;

(g)           That Snyder has been given a period of 21 days from the date on which Snyder receives this Agreement, not counting the day upon which Snyder receives the Agreement, within which to consider whether to sign this Agreement;

(h)           That if Snyder wishes to execute this Agreement prior to the expiration of the 21-day period set forth above, Snyder may do so;

(i)           That Snyder has been given a period of 7 days following Snyder’s execution of this Agreement to revoke Snyder’s waiver of all claims, if any, under the ADEA, and Snyder’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Snyder revoking Snyder’s waiver of all claims under the ADEA; and

(j)           To revoke Snyder’s waiver of all claims under the ADEA, Snyder understands that Snyder must deliver a written, signed statement that Snyder revokes Snyder’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period.  The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address:

Crocs, Inc.

6328 Monarch Park Place

Niwot, Colorado 80503

ATTN: General Counsel

12.            Remedies.  Each  party acknowledges that it would be difficult to fully compensate the other  party for monetary damages resulting from any breach by the other party of the provisions hereof.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company or Snyder, as applicable shall, in addition to any other remedies it or he may have, be entitled to injunctive and other equitable relief to enforce such provisions, such relief may be granted without the necessity of proving actual monetary damages.  Each party agrees that in the event the other party is found to have breached (or threatened to breach) any provision of this Agreement, the breaching party will be liable to the other party for reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

13.            Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.  Snyder and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement shall be brought in such courts.  Each Party consents to personal jurisdiction over such Party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction.  Venue, for the purpose of all such suits in the courts of the State of Colorado, shall be in Denver County, Colorado. In the event of litigation between the Parties arising from or relating to this Agreement, each Party waives any and all rights to trial by jury and consents to the trial of the matter to the judge presiding over a court of competent jurisdiction.

14.            Entire Agreement.  This Agreement contains the entire agreement of the Parties relating to the subject matter addressed therein and supersedes all prior agreements and understandings with respect to such subject matter, except any written agreements related to Snyder’s common stock, restricted stock awards and deferral agreements under the 2007 Plan, and the Parties hereto have made no other agreements, representations or warranties relating to the subject matter of this Agreement.

15.            Amendments; Waiver.  This Agreement may not be altered, amended, or otherwise modified except by subsequent written agreement executed by both Parties.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.  Failure of the Company to require strict compliance with this Agreement or to enforce or seek to enforce this Agreement in response to a breach by Snyder does not constitute a waiver of the Company’s right subsequently to seek enforcement as to that breach or any other breach of this Agreement.

16.            Severability.  Subject to Section 3(f) hereof, to the extent a court of competent jurisdiction deems that any portion of any provision of this Agreement is invalid or unenforceable, the Parties agree that such portion(s) shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and continue in full force and effect.

17.            Counterparts. This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document.  Signatures obtained by facsimile or by other electronic means shall constitute effective execution of this Agreement.

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IN WITNESS WHEREOF, the Parties have signed this Agreement to be effective as of the date first written above.

SNYDER:

/s/ Ronald R. Snyder
Ronald R. Snyder

COMPANY:

Crocs, Inc.

By:	/s/ John Duerden
Its:	Chief Executive Officer

Exhibit A

Accelerated Stock Options and Restricted Stock Awards

Ron Snyder- Options and Awards with option price less than or equal to $10.50; and Unvested Deferred Compensation as of June 30, 2009

Stock Option and Restricted Award Information

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised/ Released		Vested	Cancelled	Unvested as of 6/30/2009		Outstanding/ Unreleased	Exercisable/ Releasable

Snyder, Ronald R	S-5677	00000170	2/7/2006	2005/ISO	9,522	$10.5000	4,762		8,134	0	1,388		4,760	3,372

Type: ISO					9,522		4,762		8,134	0	1,388	(2)	4,760	3,372

Snyder, Ronald R	S-5677	00000019	9/1/2004	2004/NQ	934,480	$0.5100	934,480		934,480	0	0		0	0
		00001653	1/13/2009	2007/NQ	317,000	$1.2000	0		132,083	0	184,917		317,000	132,083
		00000171	2/7/2006	2005/NQ	924,958	$10.5000	501,019		790,068	0	134,890		423,939	289,049

Type: NQ					2,176,438		1,435,499		1,856,631	0	319,807	(2)	740,939	421,132

Snyder, Ronald R	S-5677	00000029	9/1/2004	2005/RSU	467,240	$0.0000	467,240		467,240	0	0		0	0
		00001652	1/13/2009	2007/RSU	197,000	$0.0000	82,083	(1)	82,083	0	114,917		114,917	0

Type: RSU					664,240		549,323		549,323	0	114,917	(2)	114,917	0

		TOTALS			2,850,200		1,989,584		2,414,088	0	436,112		860,616	424,504

(1)	Includes 16,416 shares scheduled to vest on June 13, 2009
(2)	Shares subject to vesting acceleration
(2)	May be exercised until the original expiration date of such options (10 years from the original grant date).

Unvested Deferred Bonus Information

Unvested Deferred Compensation as of June 30, 2009	$933,333

Exhibit B

Cancelled and Forfeited Stock Options

Ron Snyder- Options with option price greater than $10.50 as of June 30, 2009

Stock Option Information

												Exercisable/
		Grant	Grant				Exercised/				Outstanding/	Releasable
Name	ID	Number	Date	Plan/Type	Shares	Price	Released	Vested	Cancelled	Unvested	Unreleased	as of 6/30/09

Snyder, Ronald R	S-5677	00000584	1/9/2007	2005/ISO	13,274	$22.9200	0	8,021	0	5,253	13,274	8,021
		00001069	1/4/2008	2007/ISO	6,580	$32.7500	0	0	0	6,580	6,580	0

Type: ISO					19,854		0	8,021	0	11,833	19,854	8,021	(1)

Snyder, Ronald R	S-5677	00001070	1/4/2008	2007/NQ	193,420	$32.7500	0	70,833	0	122,587	193,420	70,833
		00000585	1/9/2007	2005/NQ	336,726	$22.9200	0	203,439	0	133,287	336,726	203,439

Type: NQ					530,146		0	274,272	0	255,874	530,146	274,272	(1)

		TOTALS			550,000		0	282,293	0	267,707	550,000	282,293

(1)	Options will expire pursuant to original terms if unexercised